Exhibit 4.3

THIS WARRANT AND THE SECURITIES ISSUABLE UPON THE EXERCISE HEREOF HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR UNDER THE SECURITIES LAWS OF ANY STATES IN THE UNITED STATES. THESE SECURITIES ARE SUBJECT TO RESTRICTIONS ON TRANSFERABILITY AND RESALE AS PROVIDED HEREIN AND MAY NOT BE TRANSFERRED OR RESOLD EXCEPT AS PERMITTED HEREIN, UNDER THE ACT AND THE APPLICABLE STATE SECURITIES LAWS, PURSUANT TO REGISTRATION OR EXEMPTION THEREFROM. THE ISSUER OF THESE SECURITIES MAY REQUIRE AN OPINION OF COUNSEL IN FORM AND SUBSTANCE SATISFACTORY TO THE ISSUER TO THE EFFECT THAT ANY PROPOSED TRANSFER OR RESALE IS IN COMPLIANCE WITH THE ACT AND ANY APPLICABLE STATE SECURITIES LAWS.

GENELUX CORPORATION

WARRANT TO PURCHASE COMMON STOCK

No. CW -___	July 28, 2023

Void After the Expiration Date

This Certifies That, for value received, the undersigned or assigns (the “Holder”), is entitled to subscribe for and purchase at the Exercise Price (as defined below) from Genelux Corporation, a Delaware corporation (the “Company”), up to the Exercise Shares of the Company’s common stock, par value $0.001 per share (the “Common Stock”) (as adjusted for stock splits, stock dividends, recapitalizations and the like).

This warrant (the “Warrant”) is being issued to the Holder concurrently with the execution of that certain Letter Agreement by and between the Company and Holder dated on or about the date hereof (the “Letter Agreement”). Terms used herein and capitalized but not defined shall have the meanings given to them in the Letter Agreement.

1. Definitions. As used herein, the following terms shall have the following respective meanings:

(a) “Exercise Period” shall mean the period commencing on the date hereof and ending at 5:00 p.m. Pacific time on the Expiration Date, unless sooner terminated as provided below.

(b) “Exercise Price” shall mean $10.50 per Exercise Share, subject to adjustment pursuant to Section 4 below.

(c) “Exercise Shares” shall mean [          ] shares of Common Stock, subject to adjustment pursuant to the terms herein, including but not limited to adjustment pursuant to Section 4 below.

(d) “Expiration Date” shall mean August 18, 2023.

(e) “Transfer Agent” means American Stock Transfer & Trust Company, LLC, the current transfer agent of the Company, with a mailing address of 6201 15th Avenue, Brooklyn, New York 11219, and any successor transfer agent of the Company.

1.

2. Exercise of Warrant.

2.1 Cash Exercise. The rights represented by this Warrant may be exercised in whole or in part with respect to the Exercise Shares at any time during the Exercise Period, by delivery of the following to the Company of a duly executed PDF copy submitted by e-mail (or e-mail attachment) at the e-mail address set forth on the Company’s signature page hereto (or at such other e-mail address as it may designate by notice in writing to the Holder):

(a) An executed Notice of Exercise in the form attached hereto as Exhibit A;

(b) Payment of the Exercise Price in cash, by check or by a wire transfer of immediately available funds to an account or accounts designated by the Company; and

(c) This Warrant.

Upon the exercise of the rights represented by this Warrant, the Company shall cause the Exercise Shares purchased hereunder to be transmitted by the Transfer Agent to the Holder by crediting the account of the Holder’s or its designee’s balance account with The Depository Trust Company through its Deposit or Withdrawal at Custodian system if the Company is then a participant in such system. The person in whose name any certificate or certificates for Exercise Shares are to be issued upon exercise of this Warrant shall be deemed to have become the holder of record of such shares on the date on which this Warrant was surrendered and payment of the Exercise Price was made, irrespective of the date of delivery of such certificate or certificates, except that, if the date of such surrender and payment is a date when the stock transfer books of the Company are closed, such person shall be deemed to have become the holder of such shares at the close of business on the next succeeding date on which the stock transfer books are open.

2.2 Mechanics of Exercise. In the event that this Warrant is being exercised for less than all of the then-current number of Exercise Shares purchasable hereunder, the Company shall, concurrently with the issuance by the Company of the number of Exercise Shares for which this Warrant is then being exercised, issue a new Warrant exercisable for the remaining number of Exercise Shares purchasable hereunder. The person in whose name any certificate or certificates for Exercise Shares are to be issued upon exercise of this Warrant shall be deemed to have become the holder of record of such shares on the date on which this Warrant was surrendered and payment of the Exercise Price was made, irrespective of the date of delivery of such certificate or certificates, except that, if the date of such surrender and payment is a date when the stock transfer books of the Company are closed, such person shall be deemed to have become the holder of such shares at the close of business on the next succeeding date on which the stock transfer books are open.

3. Covenants of the Company.

3.1 Covenants as to Exercise Shares. The Company covenants and agrees that all Exercise Shares that may be issued upon the exercise of the rights represented by this Warrant will, upon issuance, be validly issued and outstanding, fully paid and nonassessable. The Company further covenants and agrees that the Company will at all times during the Exercise Period, have authorized and reserved (or will obtain and reserve as set forth below), free from preemptive rights, a sufficient number of shares of its Common Stock to provide for the exercise of the rights represented by this Warrant. If at any time during the Exercise Period the number of authorized but unissued shares of Common Stock shall not be sufficient to permit exercise of this Warrant, the Company will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes.

3.2 Notices of Record Date. In the event of any taking by the Company of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend (other than a cash dividend which is the same as cash dividends paid in previous quarters) or other distribution, the Company shall mail to the Holder, at least 10 days prior to the date specified herein, a notice specifying the date on which any such record is to be taken for the purpose of such dividend or distribution.

2.

4. Adjustment of Exercise Price and Exercise Shares. In the event of changes in the outstanding Common Stock of the Company during the Exercise Period by reason of stock dividends, split-ups, recapitalizations, reclassifications, combinations or exchanges of shares, separations, reorganizations, liquidations, or the like, the number and class of shares available under this Warrant in the aggregate and the Exercise Price shall be correspondingly adjusted to give the Holder of this Warrant, on exercise for the same aggregate Exercise Price, the total number, class, and kind of shares as the Holder would have owned had this Warrant been exercised prior to the event and had the Holder continued to hold such shares until after the event requiring adjustment. The form of this Warrant need not be changed because of any adjustment in the number of Exercise Shares subject to this Warrant.

5. Fractional Shares. No fractional shares shall be issued upon the exercise of this Warrant as a consequence of any adjustment pursuant hereto. All Exercise Shares (including fractions) issuable upon exercise of this Warrant may be aggregated for purposes of determining whether the exercise would result in the issuance of any fractional share. If, after aggregation, the exercise would result in the issuance of a fractional share, the Company shall, in lieu of issuance of any fractional share, pay the Holder otherwise entitled to such fraction a sum in cash equal to the product resulting from multiplying the then current fair market value of an Exercise Share by such fraction.

6. Market Stand-Off Agreement. The Holder shall not sell or otherwise transfer, make any short sale of, grant any option for the purchase of, or enter into any hedging or similar transaction with the same economic effect as a sale, of any of the Common Stock (or other securities) of the Company held by the Holder (other than those included in the registration) during the period from the date of issuance of the Exercise Shares through the end of the 180-day period following the effective date of the Company’s registration statement for the Company’s completed initial public offering. The underwriters in connection with such registration are intended third-party beneficiaries of this Section 7 and shall have the right, power and authority to enforce the provisions hereof as though they were a party hereto. The obligations described in this Section 7 shall not apply to a registration relating solely to employee benefit plans on Form S-l or Form S-8 or similar forms that may be promulgated in the future, or a registration relating solely to a transaction on Form S-4 or similar forms that may be promulgated in the future. The Company may impose stop-transfer instructions subject to the foregoing restriction until the end of such 180 day or other period. Any discretionary waiver or termination of the restrictions of any or all of such market stand-off agreements by the Company or the underwriters shall apply pro rata to all holders subject to such agreements, based on the number of shares subject to such agreements.

7. No Stockholder Rights. This Warrant in and of itself shall not entitle the Holder to any voting rights or other rights as a stockholder of the Company.

8. Transfer of Warrant. This Warrant may be transferred only with the prior written consent of the Company and upon delivery of this Warrant and the form of assignment attached hereto as Exhibit B to any such permitted transferee designated by Holder. Any such permitted transferee shall sign an investment letter in form and substance satisfactory to the Company.

9. Lost, Stolen, Mutilated or Destroyed Warrant. If this Warrant is lost, stolen, mutilated or destroyed, the Company may, on such terms as to indemnity or otherwise as it may reasonably impose (which shall, in the case of a mutilated Warrant, include the surrender thereof), issue a new Warrant of like denomination and tenor as this Warrant so lost, stolen, mutilated or destroyed.

10. Notices, etc. All notices required or permitted hereunder shall be in writing and shall be deemed effectively given: (i) upon personal delivery to the party to be notified, (ii) when sent by confirmed electronic mail if sent during normal business hours of the recipient, if not, then on the next business day, (iii) five days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (iv) one day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All communications to a party shall be sent to the party’s address set forth on the signature page to the Holder’s Note or at such other address(es) as such party may designate by 10 days advance written notice to the other party hereto. A copy of any notice to the Company shall be sent to Cooley LLP, 55 Hudson Yards, New York, NY 10001-2157, Attn: Jason Kent, e-mail: jkent@cooley.com.

11. Governing Law. This Warrant shall be governed by and construed under the laws of the State of Delaware, as applied to agreements among Delaware residents, made and to be performed entirely within the State of Delaware, without giving effect to conflicts of laws principles.

12. Amendment and Waiver. Any term of this Warrant may be amended or waived with the written consent of the Company and the Holder.

[Signature page follows]

3.

In Witness Whereof, the Company has caused this Warrant to be executed by its duly authorized officer as of July 28, 2023.

Genelux Corporation

By:

Name:	Thomas Zindrick, J.D.

Title:	President and Chief Executive Officer

Address:	2625 Townsgate Road, Suite 230
Westlake Village, CA 91361

E-mail:	thomaszindrick@genelux.com

In Witness Whereof, the Holder has caused this Warrant to be executed by its duly authorized person as of July 28, 2023.

HOLDER

By:
Name:

By:
Name:

Signature Page to Common Warrant

Exhibit A

NOTICE OF EXERCISE

TO: Genelux Corporation

(1) The undersigned hereby elects irrevocably to purchase ________ shares of the Common Stock (the “Exercise Shares”) of Genelux Corporation (the “Company”) pursuant to the terms of the attached Warrant, and tenders herewith payment of the Exercise Price therefor in full, together with all applicable transfer taxes, if any. Capitalized terms used herein have the meanings given to them in the attached Warrant.

(2) Please issue a certificate or certificates representing said shares of Common Stock in the name of the undersigned or in such other name as is specified below:

(Name)

(Address)

(Date)	(Signature)

(Print name)

INSTRUCTIONS FOR REGISTRATION OF SECURITIES

Name:
(Print in Block Letters)

Address:

NOTICE: The signature to this form must correspond with the name as written upon the face of the Warrant without alteration or enlargement or any change whatsoever.

Exhibit B

ASSIGNMENT FORM

(To assign the foregoing Warrant, execute this form and supply required information. Do not use this form to purchase shares.)

For Value Received, the foregoing Warrant and all rights evidenced thereby are hereby assigned to

Name:
(Please Print)

Address:
(Please Print)

Dated: __________, 20__

Holder’s
Signature:

Holder’s
Address:

NOTE: The signature to this Assignment Form must correspond with the name as it appears on the face of the Warrant, without alteration or enlargement or any change whatever. Officers of corporations and those acting in a fiduciary or other representative capacity should file proper evidence of authority to assign the foregoing Warrant.